EXHIBIT 15.1
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

We are aware that our reports dated November 1, 2001, August 2, 2001 and May 2, 2001, respectively, on our reviews of interim financial information of Hersha Hospitality Trust and Hersha Hospitality Management, L.P. for the periods ended September 30, 2001, June 30, 2001 and March 31, 2001, respectively, and included in the Company's quarterly reports on Forms 10-Q for the quarters then ended are incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered a part of the registration statement within the meaning of Sections 7 and 11 of that Act.


                                             MOORE STEPHENS, P.C.
                                             Certified Public Accountants

New York, New York
February 8, 2002


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